Exhibit (h)(123)

[EMERALD LETTERHEAD]

Amendment to Expense Limitation Letter Agreement

This Amendment dated as of November 29, 2019 (this “Amendment”) is to the Expense Limitation Letter dated as of September 10, 2019 (the “Agreement”), by and between Financial Investors Trust (the “Trust”), Emerald Mutual Fund Advisers Trust (the “Adviser”), and Liberty Cove LLC (the “Sub-Adviser”). Any items not herein defined shall have the meaning ascribed to them in the Agreement.

WHEREAS, the Trust, the Adviser, and the Sub-Adviser wish to amend the Agreement in certain respects as more fully set forth below.

NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter contained, the parties hereto agree as follows:

1.	Effective as of the date of this Amendment, all references to the “Emerald Select trueMLP Strategy Fund” are replaced with the “Emerald Select trueLiberty Income Fund.”

2.	Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Amendment as of the date first written above.

EMERALD MUTUAL FUND ADVISERS TRUST

By:	/s/ Daniel W. Moyer IV
Name: Daniel W. Moyer IV
Title: Executive Vice President

LIBERTY COVE LLC

By:	/s/ Matthew Jensen
Name: Matthew Jensen
Title: Chief Operating Officer

Acknowledged and accepted by:

FINANCIAL INVESTORS TRUST,
on behalf of the Fund

By:	/s/ Bradley J. Swenson
Name: Bradley J. Swenson
Title: President